Texas Pacific Land Trust

1700 Pacific Ave., Ste. 2770
Dallas, TX 75201

May 17, 2019

Dear Texas Pacific Land Trust Shareholders,

By now, you've received numerous communications about election of the next trustee at Texas Pacific Land Trust. We've asked you to support our nominee, governance expert General Donald "Don" G. Cook on the **BLUE** card. You've also heard from the dissident group in support of their nominee. The flood of information may be overwhelming.

To help sort through the many claims and counterclaims of a contested election like this one, institutional investors (such as mutual, pension and retirement funds) rely on recommendations from professional proxy advisory firms. These investors, who might have investments in dozens, hundreds or even thousands of stocks, find it useful to hear the perspective of a neutral, independent expert as they consider how to vote their shares.

Two of the most trusted proxy advisory firms, **Institutional Shareholder Services (ISS)** and Glass, Lewis & Co., recently met with both TPL and the dissidents as part of their reviews. In their detailed reports, **both ISS and Glass Lewis recommended voting in favor of General Cook on the BLUE card.** Here's what they said:[1]

About which side is best positioned to continue delivering shareholder value...

"For the five years ending on the unaffected date of March 14, 2019, the last day before the dissident announced its intent to nominate Oliver, TPL delivered TSR [(total shareholder returns)] well above any of the peers. For every time period ending on the unaffected date, TPL's TSR far exceeded the peer median and an industry benchmark, the S&P Oil & Gas E&P Select Industry Index."

ISS

About General Cook's experience...

"[General Cook has] a public track record that seems to reflect direct efforts to improve the governance of the companies on whose boards he has served. Cook brings substantial experience as a public company board member, as well as chairman of the San Antonio chapter of the National Association of Corporate Directors."

ISS

"While he may lack expertise in the various business activities presently occurring on TPL's land, in our view, General Cook has much broader and more impressive experience as a board member, including service on large public and private company boards, as well as a proven track record of advocating for and practicing good corporate governance, which we believe makes him the better choice for TPL shareholders at this time."

GLASS LEWIS

[1] Permission to use quotations was neither sought nor obtained.

About TPL's governance...

"[General] Cook – who has publicly acknowledged the need for TPL's governance to evolve and has committed to resigning within three years so that shareholders can assess his performance and vote on his potential reelection – appears to have more relevant experience than the dissident nominee as a public company director, particularly in the area of corporate governance."

ISS

"General Cook is capable and willing to act as an agent of change on the TPL board, including in response to any concerns and demands expressed across TPL's shareholder base – including most of those vocalized by the Dissidents during this campaign. Indeed, if elected, General Cook states that he is committed to evaluating the Trust's governance structure to ensure that it is optimal for maximizing long-term shareholder value, including assessing the appropriate timing for a potential C-Corp conversion. General Cook also intends to advocate for enhanced engagement with and disclosures to shareholders."

GLASS LEWIS

About which nominee can best serve your interests...

"Perhaps the most meaningful criticism of the dissident is the fact that though its strongest argument revolves around TPL's governance shortcomings, its nominee has no public corporate governance track record at a company in any way comparable to TPL."

ISS

"...This proxy contest, like most others, comes down to which nominee is better suited to serve on the board and more likely to represent and advocate for the best long-term interests and rights of all shareholders... Upon a full and objective review of the arguments put forward by the Dissidents and the Trust, we ultimately see a stronger case for shareholders to support the election of General Cook."

GLASS LEWIS

Vote "FOR" on Blue Proxy

Discard White Proxy

Now that you've heard from two leading proxy advisors, we urge you to follow their recommendations: return the **BLUE** proxy card to vote FOR General Cook and discard the dissident group's white proxy card. If you have voted using the white proxy card, you can revoke that vote by simply using the enclosed **BLUE** proxy card. Only your latest-dated vote will count.

Please vote today – we need your vote. The future of your investment depends on it. We appreciate your support.

Sincerely,

John R. Norris III and David E. Barry, Trustees